EXHIBIT 99.1

Dear Shareholders:

Growth and springtime are synonymous. This spring, I am pleased to share with you the tremendous first quarter growth of Apple REIT Six, Inc. It truly is an exciting time of progress for the Company.

With the acquisition of five new properties since the beginning of this year—an additional 490 guest rooms—we are off to a momentous start. The new properties in 2005 include: a 101-room Hampton Inn® in Anchorage, AK, located five minutes from downtown and the airport; a new 120-room Hilton Garden Inn® in Bakersfield, CA, strategically located north of Los Angeles; an 86-room Courtyard® by Marriott® in Lake Mary, FL, located minutes from Orlando; a 99-room Hilton Garden Inn® in Tallahassee, FL, located just six miles from Florida State University; and the 84-room Hampton Inn® in Foothill Ranch, CA.

First quarter average daily rate (ADR) was $105 and revenue per available room (RevPar) was $71. The Company, which continues to operate without substantial debt, paid shareholders dividend payments of $.22 during the first quarter, an eight percent annual return on our $11 share price. Even with our conservative strategy of generating unleveraged returns, results of the Company remain competitive. Adding to our first quarter 2005 good news, several of the recently purchased properties within this portfolio are significantly exceeding our expectations. The Redmond Marriott® Town Center reported first quarter ADR of $165 and RevPar of $108, and since our acquisition, the Hilton Garden Inn® in Bakersfield, CA and the Hilton Garden Inn® in Tallahassee, FL, have experienced increases in RevPar, ADR and occupancy rates.

This first quarter has certainly been exciting for us and I believe that the outlook for our future is even more so. It was reported in Ernst & Young’s “2005 National Lodging Report,” that in 2004 hotels regained pricing power and further improvement is anticipated in 2005—ADR is expected to increase around four percent and it is projected that occupancy rates will rise approximately two percent. Furthermore, according to a study by Smith Travel Research as reported in The New York Times, the demand for extended-stay lodging increased by five percent in 2004, an increase greater than that of the hotel industry overall.

At the time of the printing of this report, Apple REIT Six had raised an impressive $543 million in gross proceeds, climbing towards our goal of $1 billion at a record-setting pace. Thus, we are diligently acquiring new properties and have plans for extensive growth this year, including more than 30 potential acquisitions with estimated close dates within the next several months.

I look forward to sharing our continued progress with you, through shareholder reports and most importantly, through increased shareholder value. Thank you for being an investor with Apple REIT Six.

Sincerely,

/s/ Glade M. Knight
Glade M. Knight Chairman and Chief Executive Officer

This quarterly report contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include: the availability and terms of financing; changes in national, regional and local economies and business conditions; competitors within the extended-stay hotel industry; and the ability of the company to implement its acquisition strategy and operating strategy and to manage planned growth. In addition, the timing and amounts of distributions to common shareholders are within the discretion of the company’s board of directors. Although the company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate; therefore, there can be no assurance that such statements included in this quarterly report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the results or conditions described in such statements or the objectives and plans of the company will be achieved.

STATEMENT OF OPERATIONS (Unaudited)

(In thousands except statistical data)	Three months ended March 31, 2005
Revenues
Room revenue	$10,222
Other revenue	1,685

Total revenues	$11,907
Expenses
Direct operating expense	$3,320
Other hotel operating expenses	4,138
General and administrative	523
Depreciation of real estate owned	1,299
Interest income – net	$(484)

Total expenses	$8,796
Net Income	$3,111
Funds from Operations
Net Income	$3,111
Depreciation of real estate owned	1,299

Funds From Operations (a)	$4,410

FFO per share	$0.11
Weighted-average Shares Outstanding	38,960
Operating Statistics
Occupancy	68%
Average Daily Rate	$105
RevPAR	$71
Number of Hotels	15

BALANCE SHEET HIGHLIGHTS (Unaudited)

(In thousands)	March 31, 2005	December 31, 2004
Asset
Investment in hotels – net	$223,900	$184,084
Cash and cash equivalents	210,213	142,790
Other assets	9,428	5,385

Total assets	$443,541	$332,259

Liabilities and Shareholders’ Equity
Notes payable-secured	$12,041	$6,557
Other liabilities	390	603

Total liabilities	$12,431	$7,160
Total shareholders’ equity	431,110	325,099

Total liabilities and shareholders’ equity	$443,541	$332,259

(a)	Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles – GAAP) excluding gains and losses from sales of depreciable property, plus depreciation and amortization. The company considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the company’s activities in accordance with GAAP. FFO is not necessarily indicative of cash available to fund cash needs.

The financial information furnished reflects all adjustments necessary for a fair presentation of financial position at March 31, 2005 and the results of operations for the interim period ended March 31, 2005. Such interim results are not necessarily indicative of the results that can be expected for the full year. The accompanying financial statements should be read in conjunction with the audited financial statements and related notes appearing in the Apple REIT Six, Inc. 2004 Annual Report.

APPLE REIT SIX

Portfolio of Hotels

STATE / CITY	PROPERTY	UNITS
ALASKA
Anchorage	Hampton Inn	101
Anchorage	Hilton Garden Inn	125
Anchorage	Homewood Suites	122

ARIZONA
Phoenix	Hampton Inn	99

CALIFORNIA
Arcadia	Hilton Garden Inn	124
Arcadia	SpringHill Suites	86
Bakersfield	Hilton Garden Inn	120
Foothill Ranch	Hampton Inn	84
Lake Forest	Hilton Garden Inn	103

COLORADO
Glendale (Denver)	Hampton Inn & Suites	133
Lakewood (Denver)	Hampton Inn	170

FLORIDA
Lake Mary (Orlando)	Courtyard	86
Tallahassee	Hilton Garden Inn	99

SOUTH CAROLINA
Myrtle Beach	Courtyard	135

TEXAS
Fort Worth	SpringHill Suites	145

WASHINGTON
Redmond (Seattle)	Marriott	262